Exhibit 99.1
Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our transactional net asset value (“Transactional Net Asset Value”) is used to determine the price at which we sell and repurchase our shares. Our GAAP net asset value (“GAAP Net Asset Value”) is our net asset value determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The following table provides a breakdown of the major components of our Transactional Net Asset Value as of September 30, 2024 and June 30, 2024 ($ in thousands, except shares):

Components of Transactional Net Asset Value	September 30, 2024	June 30, 2024
Investments at fair value (cost of $2,602,549 and $2,309,019, respectively)	$2,948,912	$2,444,343
Cash and cash equivalents	708,867	309,135
Other assets	3,345	7,000
Other liabilities	(41,881)	(14,398)
Accrued performance participation allocation	(54,396)	(22,997)
Accrued shareholder servicing fees and distribution fees(1)	(3,063)	(2,335)
Management fee payable	—	—
Transactional Net Asset Value	$3,561,784	$2,720,748
Number of outstanding shares	125,145,342	$100,187,966

(1) Shareholder servicing fees apply only to Class S, Class U, Class D, Class R-S, Class R-U and Class R-D shares. Distribution fees apply only to Class S, Class U, Class R-S and Class R-U shares. For purposes of Transactional Net Asset Value, we recognize shareholder servicing fees and distribution fees as a reduction to Transactional Net Asset Value on a monthly basis as such fees are accrued. For purposes of GAAP Net Asset Value, we accrue the cost of the shareholder servicing fees and distribution fees, as applicable, for the estimated life of the shares as an offering cost at the time we sell Class S, Class U, Class D, Class R-S, Class R-U and Class

Exhibit 99.1
R-D shares. As of September 30, 2024 and June 30, 2024, we accrued under GAAP $142,893 and $113,543, respectively, of shareholder servicing fees and distribution fees payable to the dealer manager related to the Class U, Class R-D and Class R-U shares sold.

The following table provides a breakdown of our total Transactional Net Asset Value and our Transactional Net Asset Value per share by class as of September 30, 2024 ($ in thousands, except shares and per share data):

Transactional Net Asset Value Per Share	Class I Shares	Class U Shares	Class R-D Shares	Class R-I Shares	Class R-U Shares	Class F Shares	Class G Shares	Class H Shares	Total
Transactional Net Asset Value	$377	$3,632	$229,433	$1,145,171	$2,182,863	$306	$1	$1	$3,561,784
Number of outstanding shares	13,123	126,934	8,025,494	39,965,310	77,004,002	10,399	40	40	125,145,342
Transactional Net Asset Value per Share as of September 30, 2024	$28.69	$28.61	$28.59	$28.65	$28.35	$29.38	$29.38	$29.38

The following table provides a breakdown of our total Transactional Net Asset Value and our Transactional Net Asset Value per share by class as of June 30, 2024 ($ in thousands, except shares and per share data):

Transactional Net Asset Value Per Share	Class I Shares	Class U Shares	Class R-D Shares	Class R-I Shares	Class R-U Shares	Class F Shares	Class G Shares	Class H Shares	Total
Transactional Net Asset Value	$334	$3,026	$76,250	$909,397	$1,731,582	$157	$1	$1	$2,720,748
Number of outstanding shares	12,209	110,734	2,796,988	33,302,088	63,960,210	5,657	40	40	100,187,966
Transactional Net Asset Value per Share as of June 30, 2024	$27.34	$27.33	$27.26	$27.31	$27.07	$27.74	$27.75	$27.75

Reconciliation of Transactional Net Asset Value to GAAP Net Asset Value

The following table reconciles GAAP Net Asset Value to our Transactional Net Asset Value ($ in thousands):

	September 30, 2024	June 30, 2024
GAAP Net Asset Value	$3,421,954	$2,609,540
Adjustment:
Accrued shareholder servicing fees and distribution fees	139,830	$111,208
Transactional Net Asset Value	$3,561,784	$2,720,748

Valuation Methodologies and Significant Inputs

The following table presents additional information about valuation methodologies and significant inputs used for portfolio company holdings that are valued at fair value as of September 30, 2024 and June 30, 2024:

		As of September 30, 2024		As of June 30, 2024
Valuation Methodology and Inputs	Unobservable Input(s) (1)	Weighted Average (2)	Range	Weighted Average (2)	Range
Inputs to market comparables, discounted cash flow and transaction price/other	Illiquidity Discount	9.3%	5.0% - 15.0%	9.2%	5.0% - 15.0%
	Weight Ascribed to Market Comparables	42.5%	0.0% - 100.0%	36.1%	0.0% - 100.0%
	Weight Ascribed to Discounted Cash Flow	41.9%	0.0% - 75.0%	43.1%	0.0% - 75.0%
	Weight Ascribed to Transaction Price/Other	15.6%	0.0% - 100.0%	20.8%	0.0% - 100.0%

Market Comparables	Enterprise Value / Forward EBITDA Multiple	12.8x	7.9x - 23.3x	13.7x	6.9x - 24.6x
	Enterprise Value / Forward Revenues Multiple	5.2x	2.6x - 7.1x	6.5x	2.4x - 6.9x

Discounted Cash Flow	Weighted Average Cost of Capital	11.2%	6.1% - 17.8%	12.2%	6.5% - 18.2%
	Enterprise Value / LTM EBITDA Exit Multiple	12.7x	8.5x - 23.0x	13.8x	8.5x - 23.0x

(1) In determining the inputs, management evaluates a variety of factors including economic conditions, industry and market developments, market valuations of comparable companies, and company-specific developments including exit strategies and realization opportunities. The Company’s manager (the “Manager”) has determined that market participants would take these inputs into account when valuing the investments. “LTM” means Last Twelve Months.

(2) Inputs are weighted based on fair value of the investments included in the range.

The Manager is ultimately responsible for our net asset value calculations.

Valuations involve subjective judgments and may not accurately reflect realizable value. The assumptions above are determined by the Manager and reviewed by our independent valuation advisor. A change in these assumptions or factors would impact the calculation of the value of our assets. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our asset values:

Input	Hypothetical Change	Portfolio Company Values as of September 30, 2024	Portfolio Company Values as of June 30, 2024
Weighted Average Cost of Capital	0.25% decrease	+0.75%	+0.78%
	0.25% increase	-0.73%	-0.76%